EXHIBIT 99


                          CHRISTIANA ACCOUNTING CHANGE
                       PERMITS INCLUSION OF EVI EARNINGS:
                     NINE MONTHS EARNINGS TO BE RESTATED TO
                  $0.64 PER SHARE VS. $0.49 PREVIOUSLY REPORTED



             Milwaukee, Wisconsin - - Christiana Companies, Inc. (NYSE:CST) today announced a change in accounting for its investment in Energy Ventures, Inc. (NYSE:EVI). Christiana will now report on these holdings using the equity method. The change results in Christiana directly reporting its proportionate share of EVI's earnings, less a provision for deferred tax, in its financial statements. To date, Christiana has accounted for its investment in EVI by reflecting the fair value of these securities on its balance sheet and has not accounted for Christiana's proportionate share of EVI's earnings. Christiana's net earnings for the first three quarters and nine months ended March 31, 1996 will be restated. The effect of this restatement is an increase in reported net earnings for the period from $2,543,000 or $0.49 per share to $3,316,000 or $0.64 per share.

             As previously announced, on June 30, 1995, Christiana completed a tax free merger of its 60% owned subsidiary, Prideco, Inc. into EVI and received 1,035,858 shares of EVI common stock. Concurrent with the Prideco merger, Christiana invested an additional $13,291,000 purchasing 912,873 EVI shares from EVI and from Prideco's minority shareholders. Total EVI share holdings are 1,948,731, representing a 10.5% ownership interest.

             Christiana has continued to review the accounting for its holdings in EVI since the date of the merger and, based on a number of factors including the nature of its relationship with EVI, has now concluded that the equity method of accounting is most appropriate.

             Generally accepted accounting principles require that prior period financial statements be restated when the equity method is applied to an investment previously accounted for under the cost method. The table below shows the impact this change will have on the Statement of Operations for each of the quarters in fiscal 1996. The change will also result in elimination of the market value adjustments for unrealized appreciation of the investment in EVI and the related impact on deferred tax liability from the Company's Consolidated Balance Sheets. The restatement will be reflected in the Company's year end June 30, 1996 financial statements.

                                                         Three Months Ended                      Nine Months Ended
                                            9/30/95            12/31/95           3/31/96            3/31/96
    Earnings before income taxes,
      as previously reported               $2,290,000         $  844,000        $1,105,000          $4,239,000
    Adjustment for equity earnings            404,000            405,000           405,000           1,214,000
                                            ---------          ---------         ---------           ---------
    Restated earnings before income
      taxes                                 2,694,000          1,249,000         1,510,000           5,453,000

    Restated income tax provision           1,056,000            489,000           592,000           2,137,000
                                           ----------         ----------        ----------          ----------
    Restated net earnings                  $1,638,000         $  760,000        $  918,000          $3,316,000
                                            =========          =========         =========           =========
    Restated net earnings per share             $0.32              $0.14             $0.18               $0.64
                                             ========           ========          ========            ========